PROMISSORY NOTE


$__________.00
                                             Albemarle, North Carolina
                                                ________________, 1998

         FOR VALUE RECEIVED the undersigned promises to pay to UWHARRIE CAPITAL CORP ("Holder"), the principal sum of_________________ DOLLARS and_____ /100 CENTS ($_________ ), amortized over TWENTY-FOUR (24) months ("Term"), without interest on the unpaid balance, commencing on______ , 1998, and continuing on the first day of each successive month thereafter until paid in full, or until default, in lawful money of the United States of America at the office of the Holder (Uwharrie Capital Corp, 167 North Second Street, Post Office Box 338, Albemarle, North Carolina 28002-0338, ATTN: Tamara Singletary, Executive Vice President) or at such other place as the Holder hereof may designate in writing.

         This Note is executed pursuant to the Installment Purchase Plan (the "Purchase Plan") of the Holder outlined in its Prospectus dated ___________, 1998 (the "Prospectus"), regarding its offering of up to 850,000 shares of its common stock (the "Offering"). The Purchase Plan provides that accountholders in the Bank of Stanly, a subsidiary of the Holder, purchasing 500 shares or less in the Offering, and meeting certain credit standards of the Holder, may purchase their shares pursuant to the Purchase Plan.

         The calculated monthly payments shall be due and payable as reflected on the attached AMORTIZATION SCHEDULE. Monthly payments will begin on____ , 1998, with the first payment being due upon execution of this Note, and the remaining payments due on the first day of each month thereafter until paid in full. The amount of each calculated monthly payment will not fluctuate unless and until additional amounts are added to the outstanding indebtedness, in which case a revised AMORTIZATION SCHEDULE will be prepared and payments thereafter shall be made according to the revised AMORTIZATION SCHEDULE.

         The___ shares to be purchased pursuant to this Note will be held in escrow pursuant to Section 55-6-21 of the North Carolina General Statutes until the satisfaction of this Note, or, as explained below, until the event of a default and failure to cure.

         If not sooner paid, the entire remaining indebtedness shall be due and payable on_________, 2000.

         Unless otherwise provided, this Note may be prepaid in full or in part at any time without penalty or premium. Partial prepayments shall be applied to installments due in reverse order of their maturity.

         In the event of default in payment of any installment as the same becomes due and such default is not cured within thirty (30) days from the due date, Holder may without further notice,


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declare the remainder of the principal sum at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

         All parties to this Note, including maker and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for all sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for any payments due hereunder; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

         Upon default, the Holder of this Note may employ an attorney to enforce Holder's rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the holder reasonable attorneys' fees not exceeding a sum equal to fifteen percent (15%) of the outstanding balance owing on this Note, plus all other reasonable expenses incurred by the holder in exercising any of Holder's rights and remedies upon default. The rights and remedies of Holder as provided in this Note and any instrument securing this Note shall be cumulative and may be pursued singly, successively, or together against any security held by Holder for payment or security, in the sole discretion of Holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

         Upon default and failure to cure, the undersigned will be charged an "administrative cost fee" of 10% of the principal sum stated above. Moreover, in such event, the amount of shares for which payment has been received, or at the option of the undersigned, the payments made, minus the administrative cost fee incurred, shall be refunded to the undersigned.

         This Note is given as evidence of indebtedness and is to be governed and construed in accordance with the laws of the State of North Carolina.

         Witness my hand and seal the day and year first written above.

                        __________________________________ (SEAL)

                        By:  _______________________________

                        Address: ___________________________

                                 ___________________________

                                 ___________________________

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